Exhibit 99.1

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2015 Financial Results;

Reaffirms 2015 Adjusted EPS Guidance

•	3Q 2015 Adjusted EPS of $2.16 excludes the impact of $0.07 per share in Aetna transaction costs and is in line with management’s guidance of approximately $2.15 per share

•	Reaffirmed full-year 2015 Adjusted EPS guidance of approximately $7.75 excluding $1.53 per share of gain on the company’s sale of Concentra and total expected Aetna transaction costs of $0.10 per share

•	Consolidated revenues up 13 percent year to date

•	3Q 2015 operating cash flow of $1.03 billion

LOUISVILLE, KY (November 6, 2015) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2015 (3Q 2015) of $2.09 compared to $1.85 for the quarter ended September 30, 2014 (3Q 2014). For the nine months ended September 30, 2015 (YTD 2015) the company reported EPS of $7.77 compared to $6.39 in the nine months ended September 30, 2014 (YTD 2014).

The company has included certain adjusted financial measures throughout this earnings press release. Adjusted pretax income and Adjusted EPS for 3Q 2015 and YTD 2015 were as follows (a):

Consolidated pretax income (in millions)	3Q 2015	3Q 2014	YTD 2015	YTD 2014
GAAP	$648	$551	$2,185	$1,883
Costs associated with proposed transaction with Aetna	11	—	11	—
Gain related to sale of Concentra Inc. (Concentra)	—	—	(267)	—
Adjusted (non-GAAP)	$659	$551	$1,929	$1,883

Diluted earnings per common share	3Q 2015	3Q 2014	YTD 2015	YTD 2014
GAAP	$2.09	$1.85	$7.77	$6.39
Costs associated with proposed transaction with Aetna	0.07	—	0.07	—
Gain related to sale of Concentra	—	—	(1.53)	—
Adjusted (non-GAAP)	$2.16	$1.85	$6.31	$6.39

The higher year-over-year Adjusted pretax income for the quarter and year to date reflected higher operating results from the Group and Healthcare Services segments and higher investment income associated with repositioning of the investment portfolio, partially offset by lower operating results in the Retail segment. Further discussion of the drivers of the business segment operating results are discussed in the sections below highlighting each segment.

The higher year-over-year Adjusted EPS for the quarter reflected the same factors impacting Adjusted pretax income and the favorable impact of share repurchase activity in the first half of 2015, partially offset by a higher effective tax rate associated with the expected increase in the non-deductible health insurance industry fee. The lower year-over year Adjusted EPS year to date also reflected the same factors impacting Adjusted pretax income for the quarter and the favorable impact of share repurchase activity, but these favorable factors were more than offset by the higher effective tax rate on a year-to-date basis.

“Our third quarter results included operating performance for our Medicare businesses that was generally in line with our expectations and continuing momentum in our Healthcare Services segment, but were challenged by our individual commercial business,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “With all this, consumers have been and continue to be at the forefront of our integrated care delivery model, which produces quality care for our members through clinical excellence and a superior consumer experience. Our proposed transaction with Aetna will provide millions more consumers with a new opportunity to engage with innovative wellness and chronic-care programs that have a proven record of measurably improving people’s health and well-being.”

Earnings Guidance

The company reaffirms Adjusted EPS guidance for the year ending December 31, 2015 (FY 2015) of approximately $7.75 as noted below:

Diluted earnings per common share	FY 2015
GAAP	$9.18
Estimated costs associated with proposed transaction with Aetna	0.10
Gain related to sale of Concentra	(1.53)
Adjusted (non-GAAP)	$7.75

“As we look to 2016, we anticipate marked improvement in our Medicare and individual commercial businesses as a result of actions taken during 2015,” added Brian A. Kane, Senior Vice President and Chief Financial Officer. “However, we remain cautious with regard to our expectations around 2016 earnings growth due to the ongoing challenges in the individual commercial business and as we continue to evaluate the impact of Medicare financial recovery process changes made during 2014.”

A listing of items expected to significantly impact the company’s 2016 earnings are discussed throughout this press release and on page S-24 of the statistical supplement included herein.

The company’s FY 2015 Adjusted EPS guidance includes the following changes from its previous expectations:

Adjusted EPS	FY 2015
Guidance – July 2015	$7.75
Medicare Advantage underwriting performance (individual and group)	0.10
Healthcare Services segment operating performance	0.38
Administrative cost efficiencies, other discretionary cost reductions and investment income associated with investment portfolio rebalancing	0.43
Individual commercial medical underwriting performance	(0.91)
Guidance – November 2015	$7.75

Proposed Transaction

As previously announced, Humana has entered into a definitive merger agreement with Aetna Inc. (Aetna) on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings each held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. The company expects the transaction to close in the second half of 2016.

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues (including investment income) for 3Q 2015 were $13.36 billion, an increase of $1.13 billion, or 9 percent, from $12.24 billion in 3Q 2014, with total premiums and services revenues for 3Q 2015 of $13.23 billion increasing $1.09 billion, or 9 percent, from $12.14 billion in 3Q 2014. The year-over-year increase in premiums and services revenues primarily reflected higher Retail and Group segment totals.

Consolidated revenues for YTD 2015 increased $4.76 billion, or 13 percent, to $40.93 billion from $36.17 billion in YTD 2014 with total premiums and services revenues for YTD 2015 of $40.59 billion also up 13 percent, increasing $4.70 billion from $35.89 billion in YTD 2014. Higher Retail and Group segment premiums and services revenues also drove the year-over-year change in YTD 2015.

Investment income for 3Q 2015 of $130 million increased by $35 million from 3Q 2014 due to a repositioning of the investment portfolio as the company took advantage of recent market volatility and anticipated changes to interest rates. This investment portfolio repositioning is expected to be completed by the end of 2015.

Consolidated benefits expense

The 3Q 2015 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.9 percent increased by 60 basis points from 83.3 percent for the prior year’s quarter primarily reflecting higher ratios in both the Retail and Group segments. Prior period medical claims development (Prior Period Development) decreased the 3Q 2015 consolidated benefit ratio by 50 basis points versus 80 basis points in the prior year’s quarter. Excluding Prior Period Development, the consolidated benefit ratios were 84.4 percent and 84.1 percent for 3Q 2015 and 3Q 2014, respectively. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The YTD 2015 consolidated benefit ratio of 84.0 percent increased by 110 basis points from 82.9 percent in YTD 2014. The increase primarily reflects the same factors impacting the third quarter year-over-year comparison. Prior Period Development lowered the YTD 2015 consolidated benefit ratio by 60 basis points versus 130 basis points in YTD 2014. Excluding Prior Period Development, the consolidated benefit ratios were 84.6 percent and 84.2 percent for YTD 2015 and YTD 2014, respectively.

As discussed in the Retail segment highlights below, the company’s consolidated Prior Period Development was primarily from positive Medicare Advantage claims development, partially offset by negative individual commercial claims development. Consolidated Prior Period Development was as follows:

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from 2014 and prior years recognized in FY 2015	$194	$(16)	$67	$245
Prior Period Development from 2013 and prior years recognized in FY 2014	$297	$49	$94	$440

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.8 percent for 3Q 2015 decreased 280 basis points from 15.6 percent in 3Q 2014, primarily reflecting lower ratios in the Retail and Group segments as well as the sale of Concentra in June 2015. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The YTD 2015 consolidated operating cost ratio of 13.4 percent decreased 200 basis points from 15.4 percent in YTD 2014, primarily reflecting the same factors impacting the year-over-year comparisons for the third quarter.

Consolidated operating expenses included amortization expense for intangible assets of approximately $22 million and $29 million for 3Q 2015 and 3Q 2014, respectively, and approximately $72 million and $85 million for YTD 2015 and YTD 2014, respectively.

For 2016, the company anticipates higher consolidated operating expenses as discretionary cost reductions implemented in 2015 are expected to return to normal levels in 2016.

Balance sheet

At September 30, 2015, the company had cash, cash equivalents, and investment securities of $10.90 billion, down $231 million from $11.13 billion at June 30, 2015 primarily reflecting net commercial paper repayments of $290 million.

Cash and short-term investments held at the parent company of $1.03 billion at September 30, 2015 decreased $830 million from $1.86 billion at June 30, 2015, primarily reflecting the commercial paper repayment, capital expenditures, payment of stockholder dividends, and the funding of subsidiary working capital requirements.

At September 30, 2015, net receivables of $808 million were associated with premium stabilization programs established under health care reform, commonly referred to as the 3Rs(b). Approximately 51 percent of the total net 3Rs receivables were related to reinsurance recoverables. At September 30, 2015, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances Related to 2014 plan year	Balances Related to 2015 plan year	Total Balances at 9/30/15
Reinsurance recoverables	$40	$371	$411
Net risk adjustment settlement	10	(59)	(49)
Net risk corridor settlement(c)	241	205	446
Total Net Amounts Accrued for the 3Rs	$291	$517	$808

Reinsurance recoverables for the 2015 plan year are anticipated to be primarily collected in the third quarter of 2016. Net risk corridor receivables are now anticipated to be primarily collected in future years and thus the related amounts have been classified as long-term receivables as of September 30, 2015.

Days in claims payable of 43.4 at September 30, 2015 increased 2.3 days from 41.1 at June 30, 2015. This change was primarily driven by higher balances in unprocessed claims inventories associated with slower claims processing speed during 3Q 2015 versus the second quarter of 2015.

Debt-to-total capitalization at September 30, 2015 was 27.0 percent, down from 29.0 percent at June 30, 2015 primarily reflecting lower commercial paper balances outstanding at the end of 3Q 2015. Increases in capital associated with 3Q 2015 earnings were partially offset by cash dividends paid during the quarter. As of September 30, 2015, the company had approximately $11 million outstanding on its commercial paper program compared to $300 million at June 30, 2015.

Cash flows from operations

Cash flows provided by operations for 3Q 2015 were $1.03 billion compared to cash flows provided by operations of $954 million in 3Q 2014. This year-over-year change in operating cash flows primarily reflected higher net income as well as changes in working capital items with the favorable impact of net 3Rs receivables collected in the quarter partially offset by payment of the higher non-deductible health insurance industry fee.

For YTD 2015, cash flows provided by operations totaled $531 million versus $1.43 billion of cash flows provided by operations during YTD 2014. This year-over-year decline primarily reflected lower net income excluding the gain on the Concentra sale (proceeds from the sale are recognized in investing cash flows) and the unfavorable impact of changes in working capital items, primarily driven by the cash flow impact of lower membership growth YTD 2015 compared to YTD 2014. Membership growth rates have a positive cash flow impact because premiums are generally collected in advance of claim payments.

Fourth quarter 2015 cash flows from operations are anticipated to be lower than previously expected primarily due to the delay in collection of risk corridor receivables associated with the 3Rs. Additionally, fourth quarter cash flows are anticipated to be impacted by normal fluctuation in working capital balances.

Share repurchases

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. Approximately $1.04 billion of the current $2 billion repurchase authorization remains outstanding.

As a result of the proposed transaction with Aetna, the company has suspended its share repurchase program. Consequently, the company did not repurchase shares during 3Q 2015. The company executed repurchases of 967,200 shares for approximately $118 million during 3Q 2014.

Year to date through July 2, 2015 (the date of the merger agreement), the company had repurchased approximately 1,849,800 shares for $329 million. The company repurchased approximately 1,872,600 shares for $230 million during YTD 2014.

In light of the suspension of the company’s share repurchase program discussed above, 2016 EPS is not expected to include any benefit from share repurchases versus an active share repurchase program in the first half of 2015.

Cash dividends

The company paid cash dividends to its stockholders of $43 million in each of 3Q 2015 and 3Q 2014. Cash dividends of $129 million were paid to the company’s stockholders during each of YTD 2015 and YTD 2014. In August 2015, the company’s Board of Directors declared a cash dividend of $0.29 per share, totaling $43 million in the aggregate, which was paid on October 30, 2015 to stockholders of record on September 30, 2015.

The company’s ability and intent to continue its quarterly dividend policy is not impacted by the proposed transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

RETAIL SEGMENT(d)

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with the Centers for Medicare and Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts(e).

Retail Segment Highlights

While operating performance for the company’s stand-alone PDP and group Medicare Advantage businesses are performing in line with the company’s expectations, as previously disclosed, its individual commercial and Medicare Advantage businesses are facing certain challenges in 2015.

Medicare businesses

The company’s Medicare Advantage operating results year over year reflect significant growth in membership but were negatively impacted by certain pricing assumptions in Humana’s plan designs for 2015 primarily related to lower-than-expected 2015 financial claim recovery levels (included in Prior Period Development) and lower-than-anticipated reductions in inpatient admissions from its clinical programs. Overall, year-over-year hospital admissions have decreased from 2014 and are running slightly favorable versus the company’s expectations as revised in July 2015. The company continues to manage the impact of financial recovery process changes made during 2014.

For 2016, Humana believes it has largely captured the 2015 medical cost experience in its Medicare plan designs submitted to CMS in June 2015. However, the financial recovery process changes discussed above and their potential impact on reserve development may negatively affect the company’s anticipated growth in earnings for 2016.

2016 individual Medicare Advantage net membership growth is anticipated to be in line with overall market growth and is projected to be in the mid to upper single digits on a percentage basis, excluding the loss of approximately 35,000 members from the discontinuance of a product offering in Puerto Rico. Group Medicare Advantage membership for 2016 is projected to be down due to a large account (approximately 145,000 members) converting to a private exchange offering.

Individual commercial business

Operating results for the company’s individual commercial medical business continue to be challenged primarily due to the volatility related to the start of the healthcare exchange program created under the Affordable Care Act (ACA) as well as the morbidity of membership served under this relatively new program. The benefit ratio associated with many of the company’s individual products, in particular ACA-compliant offerings, continue to exceed prior expectations for FY 2015 driven primarily by product designs which attracted a higher-utilizing member base than was assumed when the 2015 plan offerings were priced, in part due to the on-going impact of the transitional policies associated with the program. The transitory nature of the population served has also contributed to use of emergency room services and non-participating providers above priced-for levels.

During 2015, the company has taken a number of actions that are anticipated to improve the profitability of the individual commercial business in 2016. However, the deterioration in claims experience for this business in 3Q 2015, if it continues, would reduce the likelihood of achieving the level of profitability the company had previously anticipated for this business in 2016. The company continues to evaluate its participation in this line of business for 2017.

Steps taken to address challenges in this business during 2015 include:

•	Premium increases for 2016 including the impact of early 2015 claims experience and June 2015 updated risk adjustment data from CMS.

•	Discontinuance of certain products as well as market exits for 2016, with approximately 100,000 current members expected to be impacted, though approximately 88 percent of those will have other Humana options from which they can choose in addition to offerings in the open market. Product discontinuance for 2016 primarily focuses on off-exchange products as well as platinum metal-tier and broad-network products both on and off exchange. Offerings to be discontinued in 2016 account for a significant portion of the 2015 pretax losses for the individual commercial business.

•	Network improvements, enhancements to claims and clinical processes and administrative cost right-sizing.

State-based contracts business

In total, the company’s state-based contracts business continues to perform in line with management’s expectations. State-based business associated with the company’s dual eligible membership is outperforming expectations while its Medicaid Temporary Assistance for Needy Families (TANF) products are underperforming expectations.

For 2016, the company’s state-based contracts business is expected to benefit from the full-year effect of rate increases and operational improvements implemented in 2015.

Retail segment premiums and services revenue:

•	The 3Q 2015 premiums and services revenues for the Retail segment was $11.35 billion, an increase of 14 percent from $9.99 billion in 3Q 2014. The increase resulted primarily from an increase of 12 percent in average Medicare Advantage membership year over year, along with membership growth in the company’s state-based contracts and stand-alone PDP offerings as well as a heavier percentage of individual commercial business in higher premium ACA-compliant plans.

•	YTD 2015 premium and services revenues for the Retail segment was $34.49 billion, an increase of 17 percent from $29.45 billion in YTD 2014, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,737,100 as of September 30, 2015, an increase of 334,300, or 14 percent, from 2,402,800 at September 30, 2014, and up 309,200, or 13 percent from 2,427,900 as of December 31, 2014, primarily due to net membership additions associated with the 2015 plan year, particularly HMO offerings.

•	Group Medicare Advantage membership was 481,300 as of September 30, 2015, a decrease of 3,600, or 1 percent, from 484,900 at September 30, 2014 and down 8,400, or 2 percent, from 489,700 at December 31, 2014. The decline from December 31, 2014 primarily reflects the loss of a large group account.

•	Membership in the company’s stand-alone PDP offerings was 4,509,600 as of September 30, 2015, an increase of 568,800 or 14 percent, from 3,940,800 at September 30, 2014, and up 515,600, or 13 percent from 3,994,000 as of December 31, 2014. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering for the 2015 plan year.

•	Individual commercial membership decreased to 963,700 as of September 30, 2015, down 122,100, or 11 percent, from 1,085,800 at September 30, 2014, and down 52,500, or 5 percent from 1,016,200 at December 31, 2014. These declines were primarily driven by the loss of approximately 150,000 members due to termination by CMS for lack of proper immigration documentation and/or income status. Individual commercial membership changes both year over year and year to date also reflect the loss of members who had subscribed to non-ACA-compliant plans, partially offset by growth in ACA-compliant plans, primarily off-exchange. Further, the membership change from 3Q 2014 to 3Q 2015 reflected the loss of membership in the fourth quarter 2014 associated with non-payment of premiums.

•	State-based Medicaid membership was 368,400 as of September 30, 2015 (including 16,600 dual-eligible demonstration members), an increase of 72,100, or 24 percent, from 296,300 (including 15,100 dual-eligible demonstration members) at September 30, 2014, and up 51,600, or 16 percent, from 316,800 (including 18,300 dual-eligible demonstration members) at December 31, 2014. These increases were primarily driven by the addition of membership from state-based contracts for the Florida Medicaid business.

•	Membership in individual specialty products(f) was 1,187,300 as of September 30, 2015, a decrease of 32,200, or 3 percent, from 1,219,500 at September 30, 2014, but up 21,500, or 2 percent, from 1,165,800 at December 31, 2014. The year-over-year decrease in membership primarily reflects lower membership in supplemental health and financial protection product offerings.

Retail segment benefits expense:

•	The 3Q 2015 benefit ratio for the Retail segment of 86.1 percent increased 120 basis points from 84.9 percent in 3Q 2014 primarily due to higher than expected medical costs as compared to the assumptions used in the company’s pricing for its individual commercial and Medicare Advantage products for 2015. Additionally, the benefit ratio was increased by the impact of unfavorable year-over-year comparisons of Prior Period Development and higher benefit ratios associated with a greater number of members in state-based contracts. Prior Period Development decreased the 3Q 2015 Retail segment benefit ratio by 60 basis points versus 80 basis points for 3Q 2014. Excluding Prior Period Development, the Retail segment benefit ratios were 86.7 percent and 85.7 percent for 3Q 2015 and 3Q 2014, respectively.

•	The YTD 2015 benefit ratio for the Retail segment of 86.4 percent was 120 basis points higher than the YTD 2014 ratio of 85.2 percent, primarily reflecting the same factors impacting the year-over-year comparisons for the third quarter as well as the change in estimate for 2014 net 3Rs receivables. The YTD 2015 benefit ratio was also favorably impacted by the release of reserves for future policy benefits as individual commercial medical members transitioned to ACA-compliant plans. Prior Period Development lowered the YTD 2015 Retail segment benefit ratio by 70 basis points and by 140 basis points in YTD 2014. Excluding Prior Period Development, the Retail segment benefit ratios were 87.1 percent and 86.6 percent for YTD 2015 and YTD 2014, respectively.

•	The Retail segment Prior Period Development declined approximately $18 million year over year for 3Q 2015 and $176 million year over year for YTD 2015 primarily reflecting the impact of lower financial claim recoveries due in part to the company’s implementation of a front-end review of certain claims, flu-associated claims from the fourth quarter of 2014, and continued volatility in claims associated with individual commercial medical products. Retail segment Prior Period Development was as follows:

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from 2014 and prior years recognized in FY 2015	$188	$(11)	$65	$242
Prior Period Development from 2013 and prior years recognized in FY 2014	$277	$58	$83	$418

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 10.9 percent in 3Q 2015 decreased 70 basis points from 11.6 percent in 3Q 2014. The decrease primarily resulted from administrative cost efficiencies associated with medical membership growth in the segment and other discretionary cost reductions, partially offset by an increase in the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 170 basis points in 3Q 2015 and 120 basis points in 3Q 2014. Excluding the industry fee, the Retail segment operating cost ratios were 9.2 percent and 10.4 percent for 3Q 2015 and 3Q 2014, respectively.

•	The Retail segment’s YTD 2015 operating cost ratio of 10.8 percent decreased 20 basis points from 11.0 percent in YTD 2014. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in YTD 2015 and 120 basis points in YTD 2014. Excluding the industry fee, the Retail segment operating cost ratios were 9.2 percent and 9.8 percent for YTD 2015 and YTD 2014, respectively, reflecting scale efficiencies within the segment.

Retail segment pretax results:

•	Retail segment pretax income of $325 million in 3Q 2015 compared to $346 million in 3Q 2014, a decrease of $21 million, as a decline in the segment’s operating cost ratio, growth in Medicare Advantage membership, discretionary cost reductions and higher investment income were more than offset by an increase in the benefit ratio.

•	For YTD 2015, pretax income for the Retail Segment of $960 million decreased by $155 million from YTD 2014 pretax earnings of $1.12 billion. The YTD 2015 decrease primarily reflected the same factors impacting the quarterly comparison.

GROUP SEGMENT(d)

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

The Group segment’s operating performance is generally in line with company expectations as fully-insured medical operating results were substantially offset by performance in the company’s specialty, wellness and TRICARE operations.

Group segment premiums and services revenue:

•	The 3Q 2015 premiums and services revenues for the Group segment was $1.82 billion, up less than 1 percent from $1.81 billion in 3Q 2014, primarily reflecting an increase in fully-insured commercial medical per-member premiums, partially offset by declines in average fully-insured and ASO commercial group medical membership.

•	For YTD 2015 premium and services revenues for the Group segment was $5.52 billion, an increase of 2 percent from $5.43 billion in YTD 2014, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,167,400 at September 30, 2015, a decrease of 44,900, or 4 percent, from 1,212,300 at September 30, 2014, and was down 68,100, or 6 percent, from 1,235,500 at December 31, 2014 reflecting lower membership in both large group and small group accounts for each comparative period. Approximately 65 percent of group fully-insured commercial medical membership was in small group accounts (2-100 sized employer groups) at September 30, 2015 and December 31, 2014 versus 63 percent at September 30, 2014.

•	Group ASO commercial medical membership was 709,800 at September 30, 2015, a decline of 402,100, or 36 percent, from 1,111,900 at September 30, 2014, and down 394,500, or 36 percent from 1,104,300 at December 31, 2014. This decline primarily reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,082,700 at September 30, 2015, generally unchanged with a decrease of 2,900, or less than 1 percent, from 3,085,600 at September 30, 2014, and down 7,700, or less than 1 percent, from 3,090,400 at December 31, 2014.

•	Membership in Group specialty products was 6,090,700 at September 30, 2015, a decline of 434,600, or 7 percent, from 6,525,300 at September 30, 2014, and down 412,000, or 6 percent, from 6,502,700 at December 31, 2014. This decrease primarily resulted from the loss of certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,901,100 at September 30, 2015, an increase of 62,300, or 2 percent, from 3,838,800 at September 30, 2014, and up 44,300, or 1 percent, from 3,856,800 at December 31, 2014 primarily due to individual Medicare Advantage growth as well as growth in stand-alone sales.

Group segment benefits expense:

•	The 3Q 2015 benefit ratio for the Group segment was 82.4 percent, an increase of 40 basis points from 82.0 percent for 3Q 2014. The year-over-year increase in the benefit ratio primarily reflected lower Prior Period Development year over year. Prior Period Development decreased the Group segment benefit ratio by 20 basis points in 3Q 2015 and 60 basis points 3Q 2014. Excluding Prior Period Development, the Group segment benefit ratio was 82.6 percent in both 3Q 2015 and 3Q 2014.

•	The YTD 2015 benefit ratio for the Group segment of 79.2 percent increased 140 basis points from the 77.8 percent ratio for YTD 2014, primarily reflecting the impact of higher specialty drug costs, net of rebates, as well as higher outpatient costs and lower prior period development, partially offset by an increase in the non-deductible health insurance industry fee included in the pricing of the company’s products. Prior Period Development did not materially impact the Group segment benefit ratio in YTD 2015 and lowered the ratio by 50 basis points in YTD 2014. Excluding Prior Period Development, the Group segment benefit ratio was 78.3 for YTD 2014.

Group segment operating costs:

•	The Group segment’s operating cost ratio was 23.4 percent in 3Q 2015, a decrease of 240 basis points from 25.8 percent in 3Q 2014, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business (which carries a higher operating cost ratio than fully-insured commercial business) as well as operating cost efficiencies associated with the fully-insured business as a result of cost reduction initiatives. These decreases were partially offset by the increase of the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee impacted the Group segment’s operating cost ratio by approximately 140 basis points in 3Q 2015 and 100 basis points in 3Q 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.0 percent and 24.8 percent for 3Q 2015 and 3Q 2014, respectively.

•	The Group segment’s operating cost ratio of 24.0 percent for YTD 2015 was down 260 basis points compared to 26.6 percent for YTD 2014 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter. The non-deductible health insurance industry fee also impacted the Group segment’s operating cost ratio by approximately 140 basis points in YTD 2015 and 100 basis points in YTD 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.6 percent and 25.6 percent for YTD 2015 and YTD 2014, respectively.

Group segment pretax results:

•	The 3Q 2015 Group segment pretax income of $39 million increased from pretax income of $1 million in 3Q 2014, primarily reflecting the segment’s lower operating cost ratio, partially offset by an increase in the segment’s benefit ratio.

•	For YTD 2015, pretax income for the Group segment of $236 million increased by $61 million versus YTD 2014 pretax earnings of $175 million. The YTD 2015 increase primarily reflects the same factors impacting the quarterly comparisons.

HEALTHCARE SERVICES SEGMENT(d)

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

Operating performance for the Healthcare Services segment continues to exceed previous expectations, primarily driven by pharmacy related cost reduction initiatives as well as higher mail order and specialty pharmacy usage. Additionally, high levels of Medicare membership growth as well as increased engagement of members in clinical programs, have resulted in higher usage of services across this segment. The segment’s YTD 2015 results reflect the sale of Concentra on June 1, 2015, with the gain on that sale being reported in the Corporate results.

For 2016, the company anticipates continued segment profit growth at a somewhat slower rate due primarily to an expectation for individual Medicare Advantage membership to grow in line with the overall market (versus outsized growth in prior years), the negative impact on the company’s provider businesses of CMS’ 2016 risk coding recalibration and loss of earnings from Concentra due to the sale of that business in June 2015.

Healthcare Services segment revenues:

•	Revenue of $5.97 billion in 3Q 2015 for the Healthcare Services segment increased $780 million, or 15 percent, from $5.19 billion in 3Q 2014, primarily due to growth in the company’s Medicare membership which resulted in higher utilization of the healthcare services businesses, partially offset by lower revenues due to the sale of the Concentra business in June 2015.

•	YTD 2015 revenue for the Healthcare Services segment was $17.83 billion, an increase of $2.97 billion, or 20 percent from $14.86 billion in YTD 2014, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 94.7 percent in 3Q 2015 decreased 70 basis points from 95.4 percent in 3Q14 primarily due to increased profitability in the company’s pharmacy business. Improving operating performance in the pharmacy business was primarily driven by lower cost of goods associated with increased purchasing scale, lower cost to fill and improvements in technology leading to higher efficiencies year over year.

•	The Healthcare Services segment’s operating cost ratio of 95.2 percent for YTD 2015 was relatively unchanged compared to 95.3 percent for YTD 2014.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 44,200 at September 30, 2015 increased 15 percent from 38,500 at September 30, 2014, and increased 5 percent from 42,300 at December 31, 2014. At September 30, 2015, 59 percent of the company’s individual Medicare Advantage members were in value-based relationships, compared to 54 percent at December 31, 2014, and 53 percent at September 30, 2014.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 548,000 at September 30, 2015, up 44 percent from 379,900 at September 30, 2014, and up 30 percent from 420,700 at December 31, 2014, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement.

•	Pharmacy script volumes of 100.6 million for the quarter ended September 30, 2015 increased 20 percent compared to 83.5 million for the quarter ended September 30, 2014, driven primarily by higher average medical membership.

•	YTD 2015 pharmacy script volumes of 295.1 million increased 21 percent compared to 243.7 million for YTD 2015 primarily reflecting the same factor impacting the year-over-year comparison for the third quarter.

Healthcare Services segment pretax results:

•	Healthcare Services segment pretax income of $284 million in 3Q 2015 increased by $81 million from $203 million in 3Q 2014, primarily due to revenue growth from the pharmacy solutions and home based services businesses, as they serve the company’s growing Medicare membership.

•	YTD 2015 pretax income for the Healthcare Services segment of $737 million increased by $143 million from YTD 2014 pretax earnings of $594 million, primarily reflecting the same factors impacting year-over-year comparisons.

Footnotes

(a)	Adjusted pretax income and Adjusted EPS for 3Q 2015 excludes pretax transaction costs of $11 million, or $0.07 per share, associated with the proposed transaction with Aetna. Adjusted pretax income and Adjusted EPS for YTD 2015 excludes the Aetna transaction costs as well as a pretax gain of approximately $267 million, or $1.53 per share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra Inc. on June 1, 2015.

The company has included these financial measures (which are not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to appropriation or other federal administrative action.
(c)	On October 1, 2015, Humana and other industry participants received notification from CMS that 12.6 percent of risk corridor receivables for the 2014 coverage year would be paid between December 2015 and January 2016 based on expected risk corridor collections for the 2014 coverage year. The risk corridor program is a three-year program and guidance from the Department of Health and Human Services (HHS) provides that risk corridor collections over the life of the three-year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Subsequent to the October 1, 2015 notification from CMS, HHS reiterated its recognition that the ACA requires the Secretary of HHS to make full payments to issuers, and that amounts unpaid following the 12.6 percent payment will be recorded as obligations of the United States Government for which full payment is required. In the event of a shortfall for the 2016 program year, HHS has asserted it will explore other sources of funding for risk corridors payments, subject to the availability of appropriations, including working with Congress on the necessary funding for outstanding risk corridor payments.
(d)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.

(e)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible demonstration, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(f)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call

Given the proposed transaction with Aetna, the company is not hosting a conference call in conjunction with its 3Q 2015 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings press release to Humana Investor Relations or Humana Corporate Communications.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the proposed transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2014;

•	Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and

•	Form 8-Ks filed during 2015.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc.

Statistical Schedules

And

Supplementary Information

3Q15 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

3Q15 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	YTD Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Ending Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Items Expected to Significantly Impact 2016 Humana Inc. Earnings
S-25	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2015	2014
Revenues:
Premiums	$12,987	$11,607	$1,380	11.9%
Services	246	536	(290)	-54.1%
Investment income	130	95	35	36.8%

Total revenues	13,363	12,238	1,125	9.2%

Operating expenses:
Benefits	10,896	9,666	1,230	12.7%
Operating costs	1,688	1,898	(210)	-11.1%
Depreciation and amortization	84	85	(1)	-1.2%

Total operating expenses	12,668	11,649	1,019	8.7%

Income from operations	695	589	106	18.0%
Interest expense	47	38	9	23.7%

Income before income taxes	648	551	97	17.6%
Provision for income taxes	334	261	73	28.0%

Net income	$314	$290	$24	8.3%

Basic earnings per common share	$2.11	$1.87	$0.24	12.8%
Diluted earnings per common share	$2.09	$1.85	$0.24	13.0%
Shares used in computing basic earnings per common share (000’s)	148,889	154,502
Shares used in computing diluted earnings per common share (000’s)	150,466	156,230

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Nine months ended September 30,		Dollar Change	Percentage Change
	2015	2014
Revenues:
Premiums	$39,447	$34,274	$5,173	15.1%
Services	1,143	1,620	(477)	-29.4%
Investment income	338	278	60	21.6%

Total revenues	40,928	36,172	4,756	13.1%

Operating expenses:
Benefits	33,153	28,417	4,736	16.7%
Operating costs	5,450	5,518	(68)	-1.2%
Depreciation and amortization	267	246	21	8.5%

Total operating expenses	38,870	34,181	4,689	13.7%

Income from operations	2,058	1,991	67	3.4%
Gain on sale of business	267	—	267	n/a
Interest expense	140	108	32	29.6%

Income before income taxes	2,185	1,883	302	16.0%
Provision for income taxes	1,010	881	129	14.6%

Net income	$1,175	$1,002	$173	17.3%

Basic earnings per common share	$7.85	$6.46	$1.39	21.5%
Diluted earnings per common share	$7.77	$6.39	$1.38	21.6%
Shares used in computing basic earnings per common share (000’s)	149,617	155,006
Shares used in computing diluted earnings per common share (000’s)	151,321	156,641

Humana Inc.

3Q15 Segment Financial Information

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$7,316	$—	$—	$—	$—	$7,316
Group Medicare Advantage	1,396	—	—	—	—	1,396
Medicare stand-alone PDP	927	—	—	—	—	927

Total Medicare	9,639	—	—	—	—	9,639

Fully-insured	1,056	1,362	—	—	—	2,418
Specialty	66	260	—	—	—	326
Medicaid and other (A)	592	6	—	6	—	604

Total premiums	11,353	1,628	—	6	—	12,987

Services revenue:
Provider	—	9	61	—	—	70
ASO and other (B)	1	162	—	5	—	168
Pharmacy	—	—	8	—	—	8

Total services revenue	1	171	69	5	—	246

Total revenues—external customers	11,354	1,799	69	11	—	13,233

Intersegment revenues
Services	—	24	4,633	—	(4,657)	—
Products	—	—	1,271	—	(1,271)	—

Total intersegment revenues	—	24	5,904	—	(5,928)	—

Investment income	38	7	—	16	69	130

Total revenues	11,392	1,830	5,973	27	(5,859)	13,363

Operating expenses:
Benefits	9,777	1,341	—	22	(244)	10,896
Operating costs	1,241	426	5,659	3	(5,641)	1,688
Depreciation and amortization	49	24	30	—	(19)	84

Total operating expenses	11,067	1,791	5,689	25	(5,904)	12,668

Income from operations	325	39	284	2	45	695
Interest expense	—	—	—	—	47	47

Income (loss) before income taxes	$325	$39	$284	$2	$(2)	$648

Benefit ratio	86.1%	82.4%				83.9%
Operating cost ratio	10.9%	23.4%	94.7%			12.8%

Humana Inc.

3Q14 Segment Financial Information (Recast) (C)

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$6,448	$—	$—	$—	$—	$6,448
Group Medicare Advantage	1,381	—	—	—	—	1,381
Medicare stand-alone PDP	806	—	—	—	—	806

Total Medicare	8,635	—	—	—	—	8,635

Fully-insured	926	1,335	—	—	—	2,261
Specialty	67	274	—	—	—	341
Medicaid and other (A)	352	5	—	13	—	370

Total premiums	9,980	1,614	—	13	—	11,607

Services revenue:
Provider	—	6	320	—	—	326
ASO and other (B)	10	172	—	2	—	184
Pharmacy	—	—	26	—	—	26

Total services revenue	10	178	346	2	—	536

Total revenues—external customers	9,990	1,792	346	15	—	12,143

Intersegment revenues
Services	—	22	3,879	—	(3,901)	—
Products	—	—	968	—	(968)	—

Total intersegment revenues	—	22	4,847	—	(4,869)	—

Investment income	24	6	—	15	50	95

Total revenues	10,014	1,820	5,193	30	(4,819)	12,238

Operating expenses:
Benefits	8,469	1,324	—	24	(151)	9,666
Operating costs	1,156	468	4,953	5	(4,684)	1,898
Depreciation and amortization	43	27	37	—	(22)	85

Total operating expenses	9,668	1,819	4,990	29	(4,857)	11,649

Income from operations	346	1	203	1	38	589
Interest expense	—	—	—	—	38	38

Income before income taxes	$346	$1	$203	$1	$—	$551

Benefit ratio	84.9%	82.0%				83.3%
Operating cost ratio	11.6%	25.8%	95.4%			15.6%

Humana Inc.

YTD 3Q15 Segment Financial Information

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$22,183	$—	$—	$—	$—	$22,183
Group Medicare Advantage	4,188	—	—	—	—	4,188
Medicare stand-alone PDP	2,915	—	—	—	—	2,915

Total Medicare	29,286	—	—	—	—	29,286

Fully-insured	3,263	4,125	—	—	—	7,388
Specialty	195	795	—	—	—	990
Medicaid and other (A)	1,742	16	—	25	—	1,783

Total premiums	34,486	4,936	—	25	—	39,447

Services revenue:
Provider	—	29	590	—	—	619
ASO and other (B)	7	485	—	10	—	502
Pharmacy	—	—	22	—	—	22

Total services revenue	7	514	612	10	—	1,143

Total revenues—external customers	34,493	5,450	612	35	—	40,590

Intersegment revenues
Services	—	68	13,561	—	(13,629)	—
Products	—	—	3,654	—	(3,654)	—

Total intersegment revenues	—	68	17,215	—	(17,283)	—

Investment income	96	18	—	53	171	338

Total revenues	34,589	5,536	17,827	88	(17,112)	40,928

Operating expenses:
Benefits	29,781	3,908	—	66	(602)	33,153
Operating costs	3,708	1,323	16,978	10	(16,569)	5,450
Depreciation and amortization	140	69	112	—	(54)	267

Total operating expenses	33,629	5,300	17,090	76	(17,225)	38,870

Income from operations	960	236	737	12	113	2,058
Gain on sale of business	—	—	—	—	267	267
Interest expense	—	—	—	—	140	140

Income before income taxes	$960	$236	$737	$12	$240	$2,185

Benefit ratio	86.4%	79.2%				84.0%
Operating cost ratio	10.8%	24.0%	95.2%			13.4%

Humana Inc.

YTD 3Q14 Segment Financial Information (C)

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$19,375	$—	$—	$—	$—	$19,375
Group Medicare Advantage	4,131	—	—	—	—	4,131
Medicare stand-alone PDP	2,612	—	—	—	—	2,612

Total Medicare	26,118	—	—	—	—	26,118

Fully-insured	2,363	3,985	—	—	—	6,348
Specialty	192	824	—	—	—	1,016
Medicaid and other (A)	735	15	—	42	—	792

Total premiums	29,408	4,824	—	42	—	34,274

Services revenue:
Provider	—	17	951	—	—	968
ASO and other (B)	37	535	—	8	—	580
Pharmacy	—	—	72	—	—	72

Total services revenue	37	552	1,023	8	—	1,620

Total revenues—external customers	29,445	5,376	1,023	50	—	35,894

Intersegment revenues
Services	—	57	11,084	—	(11,141)	—
Products	—	—	2,752	—	(2,752)	—

Total intersegment revenues	—	57	13,836	—	(13,893)	—

Investment income	71	17	—	45	145	278

Total revenues	29,516	5,450	14,859	95	(13,748)	36,172

Operating expenses:
Benefits	25,044	3,753	—	73	(453)	28,417
Operating costs	3,237	1,445	14,157	14	(13,335)	5,518
Depreciation and amortization	120	77	108	2	(61)	246

Total operating expenses	28,401	5,275	14,265	89	(13,849)	34,181

Income from operations	1,115	175	594	6	101	1,991
Interest expense	—	—	—	—	108	108

Income (loss) before income taxes	$1,115	$175	$594	$6	$(7)	$1,883

Benefit ratio	85.2%	77.8%				82.9%
Operating cost ratio	11.0%	26.6%	95.3%			15.4%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	September 30,	December 31,	YTD Change
	2015	2014	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,597	$1,935
Investment securities	7,423	7,598
Receivables, net	986	1,053
Other current assets	5,767	4,007
Assets held-for-sale	—	943

Total current assets	15,773	15,536	$237	1.5%
Property and equipment, net	1,343	1,228
Long-term investment securities	1,879	1,949
Goodwill	3,266	3,231
Other long-term assets	2,035	1,583

Total assets	$24,296	$23,527	$769	3.3%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,922	$4,475
Trade accounts payable and accrued expenses	2,216	2,095
Book overdraft	296	334
Unearned revenues	297	361
Short-term borrowings	11	—
Liabilities held-for-sale	—	206

Total current liabilities	7,742	7,471	$271	3.6%
Long-term debt	3,822	3,825
Future policy benefits payable	2,154	2,349
Other long-term liabilities	225	236

Total liabilities	13,943	13,881	$62	0.4%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,350,100 issued at September 30, 2015	33	33
Capital in excess of par value	2,515	2,330
Retained earnings	10,960	9,916
Accumulated other comprehensive income	137	223
Treasury stock, at cost, 50,126,173 shares at September 30, 2015	(3,292)	(2,856)

Total stockholders’ equity	10,353	9,646	$707	7.3%

Total liabilities and stockholders’ equity	$24,296	$23,527	$769	3.3%

Debt-to-total capitalization ratio	27.0%	28.4%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	10.2%	10.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2015	2014
Cash flows from operating activities
Net income	$314	$290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	85	83
Other intangible amortization	22	29
Net realized capital gains	(51)	(6)
Stock-based compensation	23	21
Provision for deferred income taxes	41	9
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,143	1,069
Other assets	357	(46)
Benefits payable	141	(102)
Other liabilities	(1,063)	(403)
Unearned revenues	6	(2)
Other, net	14	12

Net cash provided by operating activities	1,032	954	$78	8.2%

Cash flows from investing activities
Purchases of property and equipment	(125)	(145)
Purchases of investment securities	(2,624)	(981)
Maturities of investment securities	266	190
Proceeds from sales of investment securities	1,878	164

Net cash used in investing activities	(605)	(772)	$167	21.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(725)	(616)
Proceeds from issuance of senior notes, net	—	1,733
Repayments from issuance of commercial paper, net	(290)	—
Change in book overdraft	(13)	(27)
Common stock repurchases	(9)	(118)
Excess tax benefit from stock-based compensation	1	1
Dividends paid	(43)	(43)
Proceeds from stock option exercises and other	(1)	—

Net cash (used in) provided by financing activities	(1,080)	930	$(2,010)	-216.1%

(Decrease) increase in cash and cash equivalents	(653)	1,112
Cash and cash equivalents at beginning of period	2,250	1,593

Cash and cash equivalents at end of period	$1,597	$2,705

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2015	2014
Cash flows from operating activities
Net income	$1,175	$1,002
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	(267)	—
Depreciation	263	240
Other intangible amortization	72	85
Net realized capital gains	(88)	(9)
Stock-based compensation	92	76
Provision (benefit) for deferred income taxes	13	(30)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	56	(68)
Other assets	(1,080)	(960)
Benefits payable	447	783
Other liabilities	(140)	238
Unearned revenues	(64)	40
Other, net	52	28

Net cash provided by operating activities	531	1,425	$(894)	-62.7%

Cash flows from investing activities
Proceeds from sale of business	1,055	72
Acquisitions, net of cash acquired	(38)	(3)
Purchases of property and equipment	(384)	(361)
Purchases of investment securities	(4,345)	(1,949)
Maturities of investment securities	881	702
Proceeds from sales of investment securities	3,448	1,171

Net cash provided by (used in) investing activities	617	(368)	$985	267.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(984)	(743)
Proceeds from issuance of senior notes, net	—	1,733
Proceeds from issuance of commercial paper, net	10	—
Change in book overdraft	(38)	(136)
Common stock repurchases	(380)	(270)
Excess tax benefit from stock-based compensation	15	10
Dividends paid	(129)	(129)
Proceeds from stock option exercises and other	20	45

Net cash (used in) provided by financing activities	(1,486)	510	$(1,996)	-391.4%

(Decrease) increase in cash and cash equivalents	(338)	1,567
Cash and cash equivalents at beginning of period	1,935	1,138

Cash and cash equivalents at end of period	$1,597	$2,705

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended September 30,		Difference	Percentage Change	Nine Months Ended September 30,		Difference	Percentage Change
	2015	2014			2015	2014
Benefit ratio
Retail	86.1%	84.9%	1.2%		86.4%	85.2%	1.2%
Group	82.4%	82.0%	0.4%		79.2%	77.8%	1.4%
Consolidated	83.9%	83.3%	0.6%		84.0%	82.9%	1.1%
Operating cost ratio
Retail	10.9%	11.6%	-0.7%		10.8%	11.0%	-0.2%
Group	23.4%	25.8%	-2.4%		24.0%	26.6%	-2.6%
Healthcare Services	94.7%	95.4%	-0.7%		95.2%	95.3%	-0.1%
Consolidated	12.8%	15.6%	-2.8%		13.4%	15.4%	-2.0%
Detail of pretax income
Retail	$325	$346	$(21)	-6.1%	$960	$1,115	$(155)	-13.9%
Group	$39	$1	$38	3800.0%	$236	$175	$61	34.9%
Healthcare Services	$284	$203	$81	39.9%	$737	$594	$143	24.1%
Consolidated	$648	$551	$97	17.6%	$2,185	$1,883	$302	16.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	September 30, 2015	September 30, 2014	Difference		June 30, 2015	Difference
Primary Care Providers:
Shared Risk (D)
Owned / JV	1,700	2,700	(1,000)	-37.0%	1,600	100	6.3%
Contracted	15,300	10,600	4,700	44.3%	15,100	200	1.3%
Path to Risk (E)	27,200	25,200	2,000	7.9%	26,300	900	3.4%

Total Value-based	44,200	38,500	5,700	14.8%	43,000	1,200	2.8%

Medicare Care Management Professionals:
Employed (F)	6,500	5,500	1,000	18.2%	6,200	300	4.8%
Contracted (G)	12,500	12,200	300	2.5%	11,900	600	5.0%

Total	19,000	17,700	1,300	7.3%	18,100	900	5.0%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	548,000	379,900	168,100	44.2%	512,000	36,000	7.0%
Number of high-risk discharges enrolled in Humana Transitions Program (H)	55,900	39,700	16,200	40.8%	55,900	—	0.0%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	September 30, 2015	September 30, 2014	Difference		June 30, 2015	Difference
Pharmacy:
Generic Dispense Rate
Retail	89.9%	88.7%	1.2%		89.7%	0.2%
Group	83.0%	81.3%	1.7%		83.0%	0.0%
Total	89.5%	88.3%	1.2%		89.3%	0.2%

Mail-Order Penetration
Retail	26.2%	24.0%	2.2%		25.7%	0.5%
Group	8.8%	9.3%	-0.5%		8.6%	0.2%
Total	25.2%	23.1%	2.1%		24.8%	0.4%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (I)
Retail	95,500	78,200	17,300	22.1%	93,200	2,300	2.5%
Group	5,100	5,300	(200)	-3.8%	5,200	(100)	-1.9%

Total	100,600	83,500	17,100	20.5%	98,400	2,200	2.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Nine months ended September 30, 2015	Nine months ended September 30, 2014	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	89.7%	88.5%	1.2%
Group	83.0%	81.0%	2.0%
Total	89.4%	88.0%	1.4%

Mail-Order Penetration
Retail	25.9%	24.1%	1.8%
Group	8.6%	9.3%	-0.7%
Total	24.9%	23.1%	1.8%

			Difference	Percentage Change
Script volume (I)
Retail	279,700	228,000	51,700	22.7%
Group	15,400	15,700	(300)	-1.9%

Total	295,100	243,700	51,400	21.1%

Humana Inc.

Ending Membership Detail

In thousands

		Average 3Q15		Year-over-Year Change			YTD Change
	September 30, 2015		September 30, 2014	Amount	Percent	December 31, 2014	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,737.1	2,729.0	2,402.8	334.3	13.9%	2,427.9	309.2	12.7%
Group Medicare Advantage	481.3	479.7	484.9	(3.6)	-0.7%	489.7	(8.4)	-1.7%
Medicare stand-alone PDPs	4,509.6	4,488.1	3,940.8	568.8	14.4%	3,994.0	515.6	12.9%

Total Medicare	7,728.0	7,696.8	6,828.5	899.5	13.2%	6,911.6	816.4	11.8%

Individual commercial	963.7	978.6	1,085.8	(122.1)	-11.2%	1,016.2	(52.5)	-5.2%
State-based Medicaid (J)	368.4	365.8	296.3	72.1	24.3%	316.8	51.6	16.3%
Medicare Supplement	157.1	156.4	129.2	27.9	21.6%	131.9	25.2	19.1%

Total Retail	9,217.2	9,197.6	8,339.8	877.4	10.5%	8,376.5	840.7	10.0%

Group
Fully-insured medical commercial	1,167.4	1,173.4	1,212.3	(44.9)	-3.7%	1,235.5	(68.1)	-5.5%
ASO commercial	709.8	728.4	1,111.9	(402.1)	-36.2%	1,104.3	(394.5)	-35.7%
Military services	3,082.7	3,076.9	3,085.6	(2.9)	-0.1%	3,090.4	(7.7)	-0.2%

Total Group	4,959.9	4,978.7	5,409.8	(449.9)	-8.3%	5,430.2	(470.3)	-8.7%

Other Businesses
Long-term care and other	33.0	33.2	36.0	(3.0)	-8.3%	35.0	(2.0)	-5.7%

Total Other Businesses	33.0	33.2	36.0	(3.0)	-8.3%	35.0	(2.0)	-5.7%

Total Medical Membership	14,210.1	14,209.5	13,785.6	424.5	3.1%	13,841.7	368.4	2.7%

Detail of Individual commercial
ACA compliant:
On-Exchange	609.6	620.6	601.4	8.2	1.4%	554.8	54.8	9.9%
Off-Exchange	204.8	206.0	126.4	78.4	62.0%	131.5	73.3	55.7%
Non-ACA compliant (legacy)	149.3	152.0	358.0	(208.7)	-58.3%	329.9	(180.6)	-54.7%

Total individual commercial	963.7	978.6	1,085.8	(122.1)	-11.2%	1,016.2	(52.5)	-5.2%

Specialty Membership:

Retail
Dental—fully-insured	873.9	880.2	876.4	(2.5)	-0.3%	828.5	45.4	5.5%
Vision	199.3	199.6	209.0	(9.7)	-4.6%	208.4	(9.1)	-4.4%
Other supplemental benefits (K)	114.1	116.0	134.1	(20.0)	-14.9%	128.9	(14.8)	-11.5%

Total Retail	1,187.3	1,195.8	1,219.5	(32.2)	-2.6%	1,165.8	21.5	1.8%

Group
Dental—fully-insured	2,204.1	2,220.1	2,379.7	(175.6)	-7.4%	2,370.5	(166.4)	-7.0%
Dental—ASO	764.6	755.1	783.7	(19.1)	-2.4%	772.4	(7.8)	-1.0%
Vision	1,978.6	1,983.1	2,074.7	(96.1)	-4.6%	2,103.3	(124.7)	-5.9%
Other supplemental benefits (K)	1,143.4	1,151.4	1,287.2	(143.8)	-11.2%	1,256.5	(113.1)	-9.0%

Total Group	6,090.7	6,109.7	6,525.3	(434.6)	-6.7%	6,502.7	(412.0)	-6.3%

Total Specialty Membership	7,278.0	7,305.5	7,744.8	(466.8)	-6.0%	7,668.5	(390.5)	-5.1%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended September 30,		Dollar Change	Percentage Change	Per Member per Month (L) Three Months Ended September 30,
	2015	2014			2015	2014
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$7,316	$6,448	$868	13.5%	$894	$898
Group Medicare Advantage	1,396	1,381	15	1.1%	970	953
Medicare stand-alone PDPs	927	806	121	15.0%	69	68
Individual commercial	978	863	115	13.3%	333	262
State-based Medicaid (J)	592	352	240	68.2%	539	468
Medicare Supplemental	78	63	15	23.8%	166	165
Specialty	66	67	(1)	-1.5%	18	18
Other services	1	10	(9)	-90.0%

Total Retail	11,354	9,990	1,364	13.7%

Group:
Fully-insured medical commercial	1,362	1,335	27	2.0%	387	367
Specialty	260	274	(14)	-5.1%	16	16
Commercial ASO & other services (B)	104	114	(10)	-8.8%
Military services (M)	97	91	6	6.6%

Total Group	1,823	1,814	9	0.5%

Healthcare Services:
Pharmacy solutions	5,229	4,373	856	19.6%
Provider services	428	583	(155)	-26.6%
Home based services	263	184	79	42.9%
Clinical programs	53	53	—	0.0%

Total Healthcare Services	5,973	5,193	780	15.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Nine Months Ended September 30,		Dollar Change	Percentage Change	Per Member per Month (L) Nine Months Ended September 30,
	2015	2014			2015	2014
Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$22,183	$19,375	$2,808	14.5%	$912	$914
Group Medicare Advantage	4,188	4,131	57	1.4%	982	958
Medicare stand-alone PDPs	2,915	2,612	303	11.6%	73	75
Individual commercial	3,038	2,183	855	39.2%	332	262
State-based Medicaid (J)	1,742	735	1,007	137.0%	555	474
Medicare Supplemental	225	180	45	25.0%	164	163
Specialty	195	192	3	1.6%	18	18
Other services	7	37	(30)	-81.1%

Total Retail	34,493	29,445	5,048	17.1%

Group:
Fully-insured medical commercial	4,125	3,985	140	3.5%	387	367
Specialty	795	824	(29)	-3.5%	16	16
Commercial ASO & other services (B)	302	327	(25)	-7.6%
Military services (M)	296	297	(1)	-0.3%

Total Group	5,518	5,433	85	1.6%

Healthcare Services:
Pharmacy solutions	15,280	12,480	2,800	22.4%
Provider services	1,659	1,737	(78)	-4.5%
Home based services	736	488	248	50.8%
Clinical programs	152	154	(2)	-1.3%

Total Healthcare Services	17,827	14,859	2,968	20.0%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

	Three Months Ended September 30,		Year-over-year Change		Per Member per Month (L) Three Months Ended September 30,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$8,712	$7,829	$883	11.3%	$905	$907
Medicare stand-alone PDPs	927	806	121	15.0%	69	68

Total Medicare	$9,639	$8,635	$1,004	11.6%

	Nine Months Ended September 30,		Year-over-year Change		Per Member per Month (L) Nine Months Ended September 30,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$26,371	$23,506	$2,865	12.2%	$922	$921
Medicare stand-alone PDPs	2,915	2,612	303	11.6%	73	75

Total Medicare	$29,286	$26,118	$3,168	12.1%

			Year-over-year Change
	September 30, 2015	September 30, 2014	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,218.4	2,887.7	330.7	11.5%
Medicare stand-alone PDPs	4,509.6	3,940.8	568.8	14.4%

Total Medicare	7,728.0	6,828.5	899.5	13.2%

			Member Mix
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Individual Medicare Advantage Membership
HMO	1,551.8	1,287.8	56.7%	53.6%
PPO	1,185.3	1,115.0	43.3%	46.4%

Total Individual Medicare Advantage	2,737.1	2,402.8	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (D)	860.5	689.9	31.4%	28.7%
Path to Risk (E)	745.6	583.2	27.2%	24.3%

Total Value-based	1,606.1	1,273.1	58.6%	53.0%
Other	1,131.0	1,129.7	41.4%	47.0%

Total Individual Medicare Advantage	2,737.1	2,402.8	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	9/30/2015	6/30/2015	12/31/2014
Investment Portfolio:
Cash & cash equivalents	$1,597	$2,250	$1,935
Investment securities	7,423	7,041	7,598
Long-term investment securities	1,879	1,839	1,949

Total investment portfolio	$10,899	$11,130	$11,482

Duration (N)	4.27	4.19	4.14

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,597	$2,250	$1,935

U.S. Government and agency obligations
U.S. Treasury and agency obligations	328	337	374
U.S. Government residential mortgage-backed	1,550	1,344	1,477
U.S. Government commercial mortgage-backed	17	18	21

Total U.S. Government and agency obligations	1,895	1,699	1,872

Tax-exempt municipal securities
Pre-refunded	251	181	199
Insured	250	453	484
Other	2,245	2,002	2,376
Auction rate securities	5	5	9

Total tax-exempt municipal securities	2,751	2,641	3,068

Residential mortgage-backed	13	14	17
Commercial mortgage-backed	1,031	944	843
Asset-backed securities	273	163	29
Corporate securities
Financial services	835	793	772
Other	2,504	2,626	2,946

Total corporate securities	3,339	3,419	3,718

Total investment portfolio	$10,899	$11,130	$11,482

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Detail of benefits payable
IBNR (O)	$3,667	$3,376	$3,398	$3,254	$3,412	$3,242	$2,940
Reported Claims in Process (P)	576	522	553	475	476	635	545
Other Benefits Payable (Q)	679	883	813	746	788	901	947

Total Benefits Payable	$4,922	$4,781	$4,764	$4,475	$4,676	$4,778	$4,432

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014	Year Ended December 31, 2014
Year-to-date changes in benefits payable, excluding military services (R)
Balances at January 1	$4,475	$3,893	$3,893
Less: Reinsurance recoverables (S)	(78)	—	—

Balances at January 1, net	4,397	3,893	3,893
Incurred related to:
Current year	33,482	28,827	38,641
Prior years (T)	(245)	(440)	(518)

Total incurred	33,237	28,387	38,123

Paid related to:
Current year	(28,828)	(24,399)	(34,357)
Prior years	(3,982)	(3,270)	(3,262)

Total paid	(32,810)	(27,669)	(37,619)

Reinsurance recoverables (S)	98	65	78

Balances at end of period	$4,922	$4,676	$4,475

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014	Year Ended December 31, 2014
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$33,237	$28,387	$38,123
Military services benefit expense	9	7	11
Future policy benefit expense (U)	(93)	23	32

Consolidated Benefit Expense	$33,153	$28,417	$38,166

Humana Inc.

Benefits Payable Statistics (V)

Receipt Cycle Time (W)

	2015	2014	Change	Percentage Change
1st Quarter Average	13.9	13.6	0.3	2.2%
2nd Quarter Average	14.0	13.5	0.5	3.7%
3rd Quarter Average	13.8	13.4	0.4	3.0%
4th Quarter Average	n/a	13.5	n/a	n/a

Full Year Average	13.9	13.5	0.4	3.0%

Unprocessed Claims Inventories (X)

Date	Estimated Valuation (millions)	Number of Days on Hand
3/31/2014	$688	6.9
6/30/2014	$817	7.3
9/30/2014	$823	7.1
12/31/2014	$782	6.4
3/31/2015	$862	6.7
6/30/2015	$779	5.6

9/30/2015	$920	6.8

Humana Inc.

Benefits Payable Statistics (Continued) (V)

Days in Claims Payable (Y)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	47.7	(1.3)	-2.7%
6/30/2014	48.7	(2.0)	-3.9%
9/30/2014	46.6	(2.9)	-5.9%
12/31/2014	43.5	(4.3)	-9.0%
3/31/2015	42.8	(4.9)	-10.3%
6/30/2015	41.1	(7.6)	-15.6%

9/30/2015	43.4	(3.2)	-6.9%

Change in Days in Claims Payable (Z)

	1Q 2015	2Q 2015	3Q 2015	YTD 3Q 2015	YTD 3Q 2014	FY 2014
DCP—beginning of period	43.5	42.8	41.1	43.5	47.8	47.8
Components of change in DCP:
Change in unprocessed claims inventories	0.7	(0.7)	1.2	1.2	2.0	1.5
Change in processed claims inventories	0.2	—	0.4	0.6	0.7	0.4
Change in pharmacy payment cutoff	0.2	(0.1)	—	0.1	0.1	—
Change in capitation/provider settlements	(0.4)	0.9	(1.0)	(0.5)	(3.2)	(3.8)
All other (AA)	(1.4)	(1.8)	1.7	(1.5)	(0.8)	(2.4)

DCP—end of period	42.8	41.1	43.4	43.4	46.6	43.5

Items Expected to Significantly Impact 2016 Humana Inc. Earnings

Items Expected to Pressure Earnings Growth in 2016	Items Expected to Facilitate Earnings Growth in 2016

Individual commercial business:

•    Deterioration in claims experience during 3Q 2015, which if it continues, would reduce the likelihood of achieving the level of profitability the company had previously anticipated for this business in 2016

•    Reduction in reliance on premium stabilization programs

The company continues to evaluate its participation in this line of business for 2017.

Medicare businesses:

•    Repositioning of 2016 plan designs for Medicare Advantage

•    On a percentage basis, individual Medicare Advantage net membership growth in line with the overall market; expected growth in the mid to upper single digits (excludes approximately 35k-member loss associated with a product discontinuance in Puerto Rico)

Healthcare Services segment:

•    Slower growth due to individual Medicare Advantage membership growth in line with the overall market (versus outsized growth in prior years)

•    Impact on the company’s provider businesses of 2016 risk coding recalibration

•    Loss of Concentra earnings due to June 2015 sale of that business

Individual commercial business:

•    Premium increases for 2016 including the impact of early 2015 claims experience and June 2015 updated risk adjustment data from CMS

•    Products to be discontinued and market exits; no market expansions

•    Impacts approximately 100k members, though approximately 88% of those will have other Humana options from which they can choose in addition to offerings in the open market

•    Primarily focuses on off-exchange, platinum metal-tier and broad-network products both on and off exchange

•    Offerings to be discontinued in 2016 account for a significant portion of the 2015 pretax losses for the individual commercial business

•    Network improvements, enhancements to claims and clinical processes and administrative cost right-sizing

Medicare businesses:

•    Continued evaluation of potential impact from financial recovery process changes made during 2014

•    Loss of 145k-member profitable group Medicare Advantage account due to movement to private exchange

State-based contracts business: • Full-year effect of rate increases and operational improvements implemented in 2015

Operating expenses and investment income:

•    Higher consolidated operating expenses as reductions implemented in 2015 are expected to return to normal levels in 2016

•    Lower investment income due to completion of 2015 portfolio repositioning

Share repurchase: • Lack of share repurchase for full year 2016 versus active repurchase program in first half of 2015

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

3Q 2015 Earnings Release

(A)	The Medicaid and other category include the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(G)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(H)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(I)	Script volume is presented on an adjusted 30-day equivalent basis.
(J)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(K)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(L)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(M)	The majority of Military services revenues are generally not contracted on a per-member basis.
(N)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(O)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(P)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(Q)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(R)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(S)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(T)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(U)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(V)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(W)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 99% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(X)	Unprocessed claim inventories, included in IBNR, represent fully-insured medical claims which have not been adjudicated and completely processed. These claims can be received but not entered into the claims system, pended for further review prior to final processing, or held due to prepay edits. Number of days on hand represents the estimated unprocessed inventory value divided by the average processed dollars per day for the quarter. Prior period days on hand have been recast to calculate based on claim valuations in lieu of claim counts previously presented.
(Y)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense related to commercial individual and long duration products.
(Z)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense relate to commercial individual and long-duration products.
(AA)	The “All Other” component in the DCP rollforward primarily includes items related to claim payment processes, the impact of pharmacy costs, and other expenses that impact benefits expense differently than the liability. Changes in claim payment-processes would primarily include (1) gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication and (2) changes in certain components of claim payment cycle time.